                                                                     EXHIBIT 4.1

                            TELENETICS CORPORATION
                            STOCK PURCHASE WARRANT


     THIS WARRANT entitles SMC COMMUNICATIONS GROUP, INC., a California corporation, or its assign, to purchase, on or before October 31, 2002, One Million Five Hundred Thousand (1,500,000) shares of fully paid, nonassessable common stock of this corporation at $0.10 per share, upon exercise of this Warrant together with presentation of the full exercise price, subject to the conditions set forth herein.

     This warrant may be exercised in whole or in part at any time prior to its expiration. Upon a partial exercise of this warrant Telenetics Corporation shall issue to SMC Communications Group, Inc. a new warrant on the terms and conditions set forth herein for any remaining number of shares not purchased.


          TELENETICS CORPORATION


              /s/ MICHAEL A. ARMANI
          By:___________________________________
              Michael A. Armani, President

                             TERMS AND CONDITIONS

     1. While warrants are exercisable, this corporation shall reserve a sufficient number of shares to provide for the delivery of stock pursuant to this and other warrants.

     2. Any change in the structure of this corporation or in its outstanding stock that affect the rights and participation to which the holder hereof would be entitled as of the date of exercising this warrant shall result in the proportionate adjustment of the shares that may be purchased pursuant to this warrant.

     3. Until the valid exercise of this warrant, the holder shall not be entitled to any stockholder rights.

     4. To exercise this warrant, the exercise form below must be completed and delivered to the warrant agent, together with the exercise price.

     5. This warrant is transferable with the same effect as a negotiable instrument. To transfer rights, the transfer form below must be completed.



                              EXERCISE OF WARRANT

     I hereby irrevocably elect to exercise the purchase rights represented by this warrant for the following shares of common stock, upon the terms and subject to the conditions specified herein:

Shares subscribed for: _______________

     Subscription price:   $0.10/share

     Total cost:           $________________


Dated:

                    SMC COMMUNICATIONS GROUP, INC.


                    By:______________________________
                         Shala Shashani, President



                              TRANSFER OF WARRANT

For value received, I hereby assign this warrant to ________________________,

whose address is __________________________________________________.

Dated:


                    SMC COMMUNICATIONS GROUP, INC.


                    By:______________________________
                         Shala Shashani, President